================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Alza Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            [ALZA CORPORATION LOGO]

                               ALZA CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 18, 2000 AT 10:30 a.m.

To the Stockholders of ALZA Corporation:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 1900 Charleston Road, Mountain View, California, on Thursday, May 18, 2000 at 10:30 a.m., for the following purposes:

1. To elect two Class I directors to hold office for a term ending in 2003 and until their successors are elected;

2. To approve an automatic annual increase in the number of shares of ALZA Common Stock reserved for issuance under ALZA's Amended and Restated Employee Stock Purchase Plan;

3. To ratify the appointment of Ernst &Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 2000; and

4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

   Only holders of record of ALZA Common Stock at the close of business on March 22, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          Secretary

Mountain View, California
April 14, 2000


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE
 ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                               ALZA CORPORATION

                                PROXY STATEMENT

                               ----------------

To the Stockholders of ALZA Corporation:

   The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA"), a Delaware corporation, for use at ALZA's 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:30 a.m. on Thursday, May 18, 2000 at ALZA's headquarters located at 1900 Charleston Road, Mountain View, California 94043; telephone number (650) 564-5000.

   Only holders of record of ALZA Common Stock as of the close of business on March 22, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 102,489,563 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

   Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

   Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. The vote required for the election of directors is described below. For all other proposals, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

   This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about April 14, 2000. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

   ALZA's Certificate of Incorporation provides for three classes of directors: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 2000 annual meeting, Class II directors are to be elected at the annual meeting in the year 2001 and Class III directors are to be elected at the annual meeting in the year 2002.

Nominees

   Two Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2003 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. The current Class I directors (who are the nominees for election at the

Annual Meeting) are Dr. William R. Brody and Mr. Julian N. Stern. Each of the nominees is presently a director of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that either nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of both nominees, unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, two directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

   The following table provides the names of the nominees for election as directors, and of each other director, and indicates the periods during which such persons have served as directors of ALZA.

                                                                      Director
                                                                    Continuously
   Name and Positions with ALZA in Addition to Director                Since
   ----------------------------------------------------             ------------
   Nominees: (Class I Directors)
    Dr. William R. Brody...........................................     1996
    Julian N. Stern, Secretary.....................................     1982

   Incumbents:

   Class II Directors
    Dr. Robert J. Glaser...........................................     1987
    Dean O. Morton.................................................     1987
    Denise M. O'Leary..............................................     1996

   Class III Directors
    Dr. I. Craig Henderson, Senior Medical Advisor.................     1999
    Dr. Ernest Mario, Chairman and Chief Executive Officer.........     1993
    Isaac Stein....................................................     1987

Business Experience of Directors

 Nominees (Class I Directors)

   Dr. William R. Brody, 56, has been the President of The Johns Hopkins University since 1996. Prior to assuming that position, Dr. Brody was the provost of the University of Minnesota Academic Health Center from 1994 to 1996 and the Martin Donner Professor and Director of the Department of Radiology at The Johns Hopkins University from 1987 to 1994. Dr. Brody is a director of Medtronic, Inc. and Mercantile Bankshares.

   Julian N. Stern, 75, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe.

 Incumbents

   Class II Directors

   Dr. Robert J. Glaser, 81, was the Director for Medical Science of the Lucille P. Markey Charitable Trust, a philanthropic foundation supporting basic biomedical research, from 1984 to June 1997, and a trustee from 1988 to June 1997. In accordance with the donor's will, the Trust ceased operations in June 1997. Prior to 1984, Dr. Glaser was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. He is a director of Hanger Orthopedic Group, Inc. and Maxygen, Inc. In 1991, Dr. Glaser retired as a director of the Hewlett-Packard Company after serving since 1971.

   Dean O. Morton, 68, retired in 1992 as Executive Vice President, Chief Operating Officer and a director of the Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of BEA Systems, Inc., The Clorox Company, Centigram Communications Corporation and KLA-Tencor Corporation. He is a trustee of the State Street Research Group of mutual funds and a trustee of the Metropolitan Series Fund, Inc. and State Street Research Portfolios, Inc.

   Denise M. O'Leary, 42, is a private investor, investing her own capital in a variety of early stage companies. Ms. O'Leary was with Menlo Ventures, a venture capital investment company, from 1983 to 1996 and she served as a General Partner of that company from 1987 to 1996. Ms. O'Leary is a director of Del Monte Foods Company and America West Holdings Corporation.

   Class III Directors

   Dr. I. Craig Henderson, 58, became a director of ALZA in March 1999 pursuant to the Agreement and Plan of Merger between ALZA and SEQUUS Pharmaceuticals, Inc., and has been the Senior Medical Adviser of ALZA since that time. Prior to ALZA's acquisition of SEQUUS, Dr. Henderson was the Chief Executive Officer and Chairman of the Board of Directors of SEQUUS from 1995 to March 1999. He served as a director of SEQUUS from 1993 to 1999. Since July 1995, Dr. Henderson has been an Adjunct Professor of Medicine at the University of California, San Francisco. From 1992 until July 1995, he served as Professor of Medicine, Chief of Medical Oncology and Director of Clinical Cancer programs at the University of California, San Francisco. From 1989 to 1992, he served as a member and, for most of this time, as Chairman, of the Oncologic Drugs Advisory Committee of the U.S. Food and Drug Administration. From 1974 to 1992, Dr. Henderson held an academic appointment at Harvard Medical School, most recently as Associate Professor of Medicine. Dr. Henderson founded the Breast Evaluation Center at the Dana-Farber Cancer Institute in 1980 and served as its director until 1992.

   Dr. Ernest Mario, 61, is the Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc. from 1986 to 1988. Prior to joining Glaxo, Dr. Mario held various executive positions at Squibb Corporation and served as a director of that company. Dr. Mario is also a director of Catalytica, Inc., COR Therapeutics, Inc., Pharmaceutical Product Development, Inc. and SonoSite, Inc.

   Isaac Stein, 53, has been President of Waverley Associates, Inc., a private investment firm, since 1983 and a Managing Director of Technogen Associates, a venture capital investment company, since 1997. Mr. Stein is Chairman of Maxygen, Inc., a trustee of American Century Mutual Funds and a director of CV Therapeutics, Inc. and Symyx Technologies, Inc.

Meetings and Committees of the Board

   There were twenty-four meetings of the full Board during fiscal 1999. The Board currently has three standing committees: the Compensation and Benefits Committee, the Finance and Audit Committee and the Nominating Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein. The Compensation and Benefits Committee, which met seven times during fiscal 1999, approves all of ALZA's compensation plans, including grants of stock options under ALZA's stock plan and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met four times during fiscal 1999, consults with ALZA's independent auditors concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's internal controls. The current members of the Finance and Audit Committee are Mr. Morton (Chairman), Dr. Brody, Ms. O'Leary and Mr. Stein.

   The Nominating Committee, the members of which are Mr. Stein (Chairman), Dr. Glaser, Mr. Morton and Mr. Stern, identifies and recommends qualified persons to serve as directors of ALZA. The Nominating Committee did not meet during fiscal 1999. Under ALZA's Bylaws, for the 2001 annual meeting stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary by January 29, 2001; provided, however, that if the date of the annual meeting to be held in the year 2001 is advanced more than 30 days prior to, or delayed by more then 30 days after, the anniversary of the 2000 annual meeting, the stockholder's notice must be received no later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission ("SEC") to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

   During 1999, each director attended at least 75% (except Ms. O'Leary who attended 71%) of the regular and special meetings of the full Board and the committees of the Board on which he or she served. Ms. O'Leary attended all of the regular meetings of the full Board and 91% of the meetings of the committees on which she serves.

   Each director who is not an employee of ALZA receives an annual retainer fee, which is currently $25,000, plus $1,000 for each meeting day of the Board and $750 for each regular meeting of any standing committee, or other committee formed by the Board from time to time, on which the director serves, and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees, who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for each teleconference meeting of the Board, or of any committee of the Board, if such meeting lasts more than one hour. ALZA's Secretary receives a fee for attending meetings of the Finance and Audit Committee and the Compensation and Benefits Committee equal to the fee paid to the directors who serve on those committees. ALZA's directors are entitled to participate in ALZA's Executive Deferral Plans and ALZA's Executive Estate Protection Plan. In addition, ALZA's non-employee directors receive options to purchase ALZA Common Stock pursuant to the automatic grant provisions of ALZA's Amended and Restated Stock Plan. Under that plan, prior to December 17, 1999, each new non-employee director received a nonstatutory stock option to purchase 20,000 shares of Common Stock, vesting in five equal annual installments beginning one year after the date of his or her first Board meeting, with an exercise price equal to the fair market value of the Common Stock on the date of the grant. In addition, each non-employee director received an additional option to purchase 10,000 shares on each fifth anniversary of his or her first Board meeting, also vesting in five equal annual installments beginning one year after the date of the grant. The automatic grant provisions of the Amended and Restated Stock Plan were amended by the Board on December 17, 1999 to provide that each new non-employee director will receive a nonstatutory stock option to purchase 12,000 shares of Common Stock, vesting in three equal annual installments beginning on the first anniversary of the date of grant, with an exercise price equal to the fair market value of the Common Stock on the date of grant. Thereafter, on the first business day of December of each year that a director has served as a non-employee director for at least six months, such non-employee director will receive an additional nonstatutory option to purchase 4,000 shares, vesting three years after the date of grant. In connection with the implementation of the new automatic grant provisions, each current non-employee director received an option to purchase 4,000 shares of Common Stock vesting on December 17, 2002.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers who were serving as executive officers as of December 31, 1999 (the "Named Executive Officers").

                                    Annual             Long-Term
                                 Compensation     Compensation Awards
                              ------------------ ---------------------
                                                 Restricted Securities
Name and Principal                                 Stock    Underlying    All Other
Positions                Year Salary(1) Bonus(1) Awards(2)   Options   Compensation(3)
------------------       ---- --------- -------- ---------- ---------- ---------------
Dr. Ernest Mario........ 1999 $705,001  $450,000  $180,888   150,000     $3,097,377(4)
 Chairman and            1998  634,170   350,000   981,555    75,000        288,982
 Chief Executive Officer 1997  599,999   180,000       --     75,000        160,689

Dr. Samuel R. Saks...... 1999  362,693   165,000    90,444    60,000         28,478
 Group Vice President,   1998  343,465   150,000       --     13,750         22,306
 ALZA Pharmaceuticals    1997  333,337   100,000   759,125    40,000          7,849

Dr. James W. Young...... 1999  340,360   175,000    83,208    85,000         58,054
 Group Vice President,   1998  321,192   150,000   503,860    30,000         45,866
 ALZA Technologies       1997  277,920   125,000       --     30,000         16,375

Bruce C. Cozadd......... 1999  321,154   175,000    83,208    85,000        428,966(4)
 Executive Vice          1998  294,872   140,000   503,860    20,000         22,660
  President and
 Chief Operating Officer 1997  287,504   120,000       --     40,000          8,890

Peter D. Staple......... 1999  321,154   175,000    83,208    85,000        718,877(4)
 Executive Vice          1998  292,372   140,000   503,860    20,000         33,562
 President,
 Chief Administrative    1997  270,838   120,000       --     40,000         13,285
 Officer and General
 Counsel

--------
(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.

(2) Except as described below, restrictions on all restricted stock awards reported in the table lapse four years from the date of grant. For the 25,000 shares of restricted stock granted to Dr. Saks in June 1997, restrictions lapsed with respect to 6,250 of the shares on December 17, 1999, and restrictions will lapse on June 17, 2000 with respect to 12,500 shares, and on January 17, 2001 with respect to the final 6,250 shares. All shares for which restrictions have not lapsed are subject to forfeiture in the event of termination of the holder's employment with ALZA. For all restricted stock grants other than the grant to Dr. Saks in June 1997, the restrictions on forfeiture will automatically lapse upon a "change of control" of ALZA. For the restricted stock awarded to Dr. Saks in June 1997, in the event that certain change in control events were to occur, the restricted stock agreement between ALZA and Dr. Saks generally provides that all restrictions on shares for which restrictions have not previously lapsed will lapse only if Dr. Saks' employment with ALZA or its successor is terminated (other than for "cause") within two years after the change of control. The value of each award at the time of grant (based on the closing sales price of ALZA common stock on the date of the award), less the price paid for the shares, is set forth in the table. Each employee paid ALZA $.01 per share for the shares of restricted stock. Dividends, if any, paid in cash or in ALZA Common Stock with respect to the shares of restricted stock will be paid in additional shares of ALZA Common Stock, subject to the same restrictions as the restricted stock. Dividends paid in the form of other securities will also be subject to the same restrictions as the restricted stock. The aggregate number of shares of restricted stock granted by ALZA to each of the Named Executive Officers outstanding at the end of 1999 was 32,273 shares for Dr. Mario, 27,500 shares for Dr. Saks and 16,300 shares for each of Dr. Young, Mr. Cozadd and Mr. Staple. The aggregate value of such restricted stock holdings outstanding at the end of 1999 (based on the closing sales price on December 31, 1999), less the amounts paid to ALZA for the shares, is $1,117,130 for Dr. Mario, $951,913 for Dr. Saks and $564,225 for each of Dr. Young, Mr. Cozadd and Mr. Staple.

(3) Amounts shown for the fiscal year ended December 31, 1999 consist of: (i) amounts contributed by ALZA to the employees' accounts under the ALZA Retirement Plan as follows: $17,037 for Dr. Mario, $8,661 for Dr. Saks, $17,037 for Dr. Young, $4,711 for Mr. Cozadd and $10,610 for Mr. Staple;
    (ii) amounts contributed by ALZA to the employees' accounts under the Supplemental ALZA Retirement Plan adopted in 1998 as follows: $95,438 for Dr. Mario, $19,094 for Dr. Saks, $35,260 for Dr. Young, $8,868 for Mr. Cozadd and $20,022 for Mr. Staple; (iii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans which totaled $235,545 for Dr. Mario, $203 for Dr. Saks, $3,757 for Dr. Young, $13,985 for Mr. Cozadd and $8,565 for Mr. Staple;
    (iv) amounts contributed by ALZA to employees' accounts under ALZA's Tax Deferral Investment Plan as follows: $2,000 for each of Dr. Mario, Dr. Young, Mr. Cozadd and Mr. Staple, and $520 for Dr. Saks; and (v) the value of benefits provided under ALZA's Executive Estate Protection Plan ("EEPP"), described in Note (4) below.

(4) Dr. Mario, Mr. Cozadd and Mr. Staple participate in ALZA's EEPP, a benefit similar to split-dollar life insurance. Under the EEPP, ALZA agreed to pay certain life insurance premiums on behalf of participants in exchange for waiver by the participants of certain deferred compensation benefits under ALZA's Executive Deferral Plans. Under the policies, ALZA is entitled to receive an amount equal to all premiums paid by ALZA (plus its cost of funds) before any amounts are paid by the insurer to the owners or beneficiaries of the life insurance policies or, in any event, at the end of 15 years. The amount of "Other Compensation" associated with the EEPP in 1999 includes a "term component" representing the dollar value of premiums paid on behalf of the participant by ALZA in 1999 for term life insurance coverage, plus a tax gross-up of such amount, and a "non-term component" representing the projected benefit to the participant (or to a trust established by the participant) of the remainder of the premiums ALZA paid on his behalf in 1999. Such amounts are, for Dr. Mario, a term component of $28,870 and a non-term component of $2,718,487; for Mr. Cozadd, a term component of $800 and a non-term component of $398,602; and for Mr. Staple, a term component of $4,402 and a non-term component of $673,278.

                              1999 OPTION GRANTS

   The following table sets forth information relating to options granted in 1999 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term.

                                                                      Potential Realizable Value at
                                                                      Assumed Annual Rates of Stock
                                                                      Price Appreciation for Option
                                      Individual Grants                          Term(1)
                         -------------------------------------------- ------------------------------
                         Number of   Percent of
                         Securities Total Options Exercise
                         Underlying  Granted to    Price
                          Options   Employees in    Per    Expiration    0%      5% Per    10% Per
Name                     Granted(2)  Fiscal Year  Share(3)    Date    Per Year    Year       Year
----                     ---------- ------------- -------- ---------- -------- ---------- ----------
Dr. Ernest Mario........   75,000       2.015%    $36.0313 05/06/2009   --     $1,699,492 $4,306,846
                           75,000       2.015      29.8750 12/17/2009   --      1,409,117  3,570,979

Dr. Samuel R. Saks......   25,000       0.671      36.0313 05/06/2009   --        566,497  1,453,615
                           35,000       0.940      29.8750 12/17/2009   --        657,588  1,666,457

Dr. James W. Young......   20,000       0.537      46.6250 03/25/2009   --        586,444  1,486,165
                           30,000       0.806      36.0313 05/06/2009   --        679,797  1,722,738
                           35,000       0.940      29.8750 12/17/2009   --        657,588  1,666,457

Bruce C. Cozadd.........   10,000       0.268      46.6250 03/25/2009   --        293,222    743,082
                           25,000       0.671      36.0313 05/06/2009   --        566,497  1,435,615
                           50,000       1.343      29.8750 12/17/2009   --        939,411  2,380,653

Peter D. Staple.........   10,000       0.268      46.6250 03/25/2009   --        293,222    743,082
                           25,000       0.671      36.0313 05/06/2009   --        566,497  1,435,615
                           50,000       1.343      29.8750 12/17/2009   --        939,411  2,380,653

--------
(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) All options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of an employee's relationship with ALZA. The options granted to Dr. Young, Mr. Cozadd and Mr. Staple on March 25, 1999 are fully exercisable in two equal annual installments, beginning on March 25, 2000. The options granted to Dr. Mario, Dr. Saks, Mr. Young, Mr. Cozadd and Mr. Staple on May 6, 1999 and December 17, 1999 are fully exercisable on May 6, 2002 and January 2, 2003, respectively. In the event that certain change in control events were to occur, all such options would become immediately exercisable. Under the terms of ALZA's Amended and Restated Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to modify the terms (including the exercise price and vesting dates) of outstanding options, but not in a manner that would impair the rights of the holder of any outstanding option.

(3) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock on the date of the grant, which is the average of the high and low price reported on the New York Stock Exchange on that date.

   1999 AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

   The following table sets forth, with respect to the Named Executive Officers, certain information relating to options held by such officers during fiscal 1999. None of the Named Executive Officers exercised options during fiscal 1999.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year    In-the-Money Options at
                                        End               Fiscal Year End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Dr. Ernest Mario............   904,000      300,000    $12,346,875   $773,437
Dr. Samuel R. Saks..........   135,000       93,750      1,001,250    277,500
Dr. James W. Young..........    90,000      125,000      1,047,188    249,688
Bruce C. Cozadd.............    93,600      125,000        721,850    348,750
Peter D. Staple.............    95,000      125,000        930,625    348,750

--------
(1) Market value of ALZA Common Stock at fiscal year end based on the closing sales price as reported on the composite tape on December 31, 1999 ($34.625) minus the exercise price of "in-the-money" options.

                         CERTAIN EXECUTIVE AGREEMENTS

   ALZA has entered into amended agreements (each, an "Executive Agreement") with each of its executive officers, pursuant to which certain severance payments would be made in the event of the executive's termination, other than for cause, following a "change in control" of ALZA (as defined in the Executive Agreement).

   If the executive's employment were terminated by ALZA or its successor during the two-year period following a change in control without "cause" or by the executive for "good reason" (as defined in the Executive Agreement), the executive would be entitled to receive a lump sum cash severance payment equal to 2.5 times (or, in the case of Dr. Mario, three times, with a minimum of $4.5 million) the sum of his or her salary and bonus paid or accrued in the twelve months immediately preceding his or her termination. In addition to the severance payments, the executive would be entitled to a pro rata portion of all bonuses and awards relating to periods that have not been completed as of the termination date and a lump sum cash amount equal to the difference, if any, between the value of the benefits he or she would have received under ALZA's retirement, pension or deferred compensation arrangements had he or she been fully vested under such arrangements, and the benefits he or she is otherwise entitled to receive under such arrangements at the time of termination. The executive would also receive medical and dental benefits for up to two years. All outstanding options would become fully exercisable (to the extent they have not previously become exercisable). In addition, if total payments under the Executive Agreement would result in an excise tax being due under Section 280(g) of the Internal Revenue Code, ALZA would provide the executive with a partial tax gross-up such that the executive would retain, after deduction of all applicable taxes (including the Section 280(g) tax), the total amount of benefits payable under the Executive Agreement excluding amounts attributable to the value of accelerated equity-based awards. The Executive Agreements also provide that the executive will enter into a non-competition agreement for a period of one year following the executive's termination, for which he or she would receive four quarterly payments of $25,000, except that for Dr. Mario such non-competition arrangement would be for four years and the payment would be $31,250 per quarter.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires ALZA's directors and executive officers, and persons who own more than 10% of ALZA's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish ALZA with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms furnished to ALZA or written representations that no Forms 5 were required, ALZA believes that from January 1, 1999 through December 31, 1999 its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional technology-based companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information, as well as other executive compensation data and surveys. The Committee also consults with ALZA's Vice President, Human Resources. In 1998, the Committee engaged Hewitt Associates, a national consulting firm specializing in executive compensation and benefits, to provide the Committee with a report concerning ALZA's executive compensation. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1999 as they affected ALZA's Chief Executive Officer and other executive officers.

Compensation Policies Affecting Executive Officers

   ALZA's compensation policies affecting its executive officers are designed to provide targeted total compensation levels that are competitive with those of other pharmaceutical companies and regional technology-based companies, in order to assist ALZA in attracting and retaining qualified executives. The Committee believes that, historically, ALZA's compensation structure has been at the low end of the range of compensation paid by large pharmaceutical companies to executive officers generally, and to the Chief Executive Officer in particular. This was confirmed by the 1998 report of Hewitt Associates, whom the Committee engaged to assist the Committee in a review of ALZA's compensation policies for its executives, in which Hewitt reviewed the company's compensation for its executives in comparison with that of other companies using various methodologies that Hewitt traditionally uses to analyze compensation, including methodologies that take into account the size of the company, its revenues and similar measures. The AMEX Pharmaceutical Index, the industry group included for comparison in the "Performance Graph" below, generally consists of large pharmaceutical companies, which have been used as a reference in determining salaries of ALZA's executives. However, executive salaries at those companies are generally significantly higher than those at ALZA, and ALZA's target is to have its executive salaries in the middle of the range of the comparator companies, which include pharmaceutical, biotechnology and drug delivery companies and other companies in the San Francisco Bay Area of comparable size.

   ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the achievements and contributions to ALZA during the year by each individual executive officer and the operational areas of the company for which he or she is responsible. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, executives in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

   In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA;
(ii) reward executives for long-term strategic management and the enhancement of stockholder value; (iii) support a performance-oriented environment that rewards achievement of company objectives; and (iv) recognize ALZA's performance compared to performance levels of comparable companies. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options (and, occasionally, restricted stock awards), which provide longer term incentives.

   The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting ALZA's financial and strategic objectives and a comparison to similar positions within ALZA and in comparable companies; (ii) cash bonus awards, which are based on the performance of the executive, the performance of the operational groups reporting to the executive, and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives set by the Board at the beginning of each year; and (iii) stock option grants (and, occasionally, restricted stock awards) which are intended to align the executive officer's interests in ALZA's long-term success with the interests of ALZA's stockholders, as measured by changes over time in ALZA's stock trading price. ALZA's executive officers are also entitled to participate in ALZA's Executive Deferral Plans, which permit them to defer a portion of their compensation on a pre-tax basis, and ALZA's Supplemental Retirement Plan, to which the company makes contributions based on participating employees' earnings. In addition, in 1999, ALZA implemented an executive estate protection plan in which executives were entitled to participate.

   Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with those of ALZA's stockholders. Awards of restricted stock, which generally are subject to forfeiture if the employee leaves the company during the four year period after the award, serve this purpose as well. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

   The compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance and compensation as a whole for each executive (and all executives), as well as the recommendations of the Chief Executive Officer, and makes appropriate compensation determinations in the exercise of its business judgment.

Relationship of Corporate Performance to Compensation Plans

   ALZA's corporate performance measurements focus on both financial and strategic objectives. The Committee determined that, during 1999, ALZA achieved the following key strategic objectives:

  . successfully launching Ditropan XL(R);

  . submitting two New Drug Applications to the U.S. Food and Drug
    Administration;

  . completing the acquisition of SEQUUS Pharmaceuticals, Inc.;

  . maintaining ALZA's technological leadership position in drug delivery;

  . entering into new agreements with client companies to develop products incorporating ALZA technologies;

  . furthering the development of products in the pipeline with Crescendo
    Pharmaceuticals Corporation;

  . increasing ALZA's net sales through the introduction of new products, as well as increasing sales of existing products;

  . increasing ALZA's gross margin on its product sales;

  . increasing total revenues over 1998; and

  . increasing earnings per share over 1998.

   Executive officer compensation (both base compensation and cash bonuses) takes into consideration the achievement by ALZA of the financial and strategic objectives described above, and the contribution of the individual (and the operating groups reporting to the individual) toward achieving those objectives.

Other Compensation Plans

   ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During 1999, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase ALZA Common Stock at a price equal to 85 percent of its fair market value on the enrollment date or the purchase date, whichever is lower; (ii) the contribution by ALZA for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age; and (iii) a combination of direct contributions and matching contributions of up to $2,000 per employee in 1999 under ALZA's Tax Deferral Investment Plan.

Chief Executive Officer's Compensation

   Dr. Ernest Mario, ALZA's Chief Executive Officer, received a salary increase of 10% during 1999. The Committee believes that Dr. Mario's salary continues to be lower than the median of salaries for chief executive officers of other technology-based companies of similar size and in the same geographic region as ALZA, as well as for chief executives of pharmaceutical companies on a nationwide basis. During 1999, Dr. Mario was granted two nonstatutory options, each to purchase 75,000 shares of ALZA Common Stock, each vesting three years after the date of grant and expiring ten years after their respective grant dates. The exercise price of one option is $36.0313 per share, and the exercise price of the other is $29.8750 per share, the fair market value of ALZA Common Stock on the respective dates the options were granted. Dr. Mario also received a grant of 5,000 shares of restricted stock, vesting four years after the date of the grant. In 1999, Dr. Mario provided strong leadership to ALZA in its achievement of ALZA's key strategic and financial objectives, and Dr. Mario's bonus for 1999 reflects his important contributions to ALZA's success in 1999 and the achievement by ALZA of its key 1999 strategic objectives.

Policy on Deductibility of Executive Officer Compensation

   Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under ALZA's Amended and Restated Stock Plan in any one-year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. ALZA believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE
                        Dr. Robert J. Glaser, Chairman
                                Dean O. Morton
                               Denise M. O'Leary
                                  Isaac Stein

                               PERFORMANCE GRAPH

   The rules of the SEC require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on ALZA Common Stock with the S&P 500 Index and either a published industry or line-of-business standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1999. ALZA has elected to use the AMEX Pharmaceutical Index (consisting of a group of 15 mid-sized to large pharmaceutical companies, including ALZA) for purposes of the performance comparison which appears below.

   The graph below has been prepared to give effect to the distribution to ALZA stockholders of record on September 18, 1997 of one share of Class A Common Stock of Crescendo Pharmaceuticals Corporation ("Crescendo") for every 20 shares of Common Stock held on such date. The graph below assumes that each share of Crescendo Class A Common Stock received in the distribution was sold on the distribution date (September 30, 1997) at the closing sales price of Crescendo Class A Common Stock on such date ($11.50 per share) and the proceeds thereof immediately applied toward the purchase of 0.397 shares of ALZA Common Stock at a price based on the closing sales price of the Common Stock on such date ($29.00). The past performance of ALZA Common Stock is no indication of future performance.


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period              ALZA         S&P 500      AMEX PHARMA
-------------------          ----------     ---------     -----------
12/31/94                     $100.00        $100.00      $100.00
12/31/95                     $136.11        $137.57      $163.19
12/31/96                     $143.75        $168.78      $207.12
12/31/97                     $183.84        $225.02      $320.01
12/31/98                     $307.93        $289.20      $478.64
12/31/99                     $208.10        $350.09      $437.72

                          BENEFICIAL STOCK OWNERSHIP

   The following table sets forth the beneficial ownership of ALZA Common Stock as of March 8, 2000, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table.

                                            Amount and Nature of   Percent of
Name and Address                           Beneficial Ownership(1)  Class(2)
----------------                           ----------------------- ----------
J. P. Morgan & Co. Incorporated and its
 subsidiaries.............................       11,492,482           11.2%
 60 Wall Street
 New York, NY 10260(3)
Brinson Partners, Inc.....................        5,902,802            5.8
 209 South LaSalle Street
 Chicago, IL 60604(4)
Dr. William R. Brody......................           12,500            --
Bruce C. Cozadd(5)........................          123,362            --
Dr. Robert J. Glaser......................           26,884            --
Dr. I. Craig Henderson....................          219,770            --
Dr. Ernest Mario(5).......................        1,056,461            1.0
Dean O. Morton............................           26,000            --
Denise M. O'Leary.........................           12,000            --
Dr. Samuel R. Saks(5).....................          135,000            --
Peter D. Staple(5)........................          122,810            --
Isaac Stein...............................           23,600            --
Julian N. Stern...........................          103,575            --
Dr. James W. Young(5).....................          125,088            --
All executive officers and directors as a
 group (20 persons)(5) ...................        2,462,942            2.4%

--------
(1) Includes outstanding stock options, exercisable on or before May 7, 2000, to purchase the number of shares of ALZA Common Stock as follows: 8,000 for Dr. Brody; 118,600 for Mr. Cozadd; 16,000 for Dr. Glaser; 212,998 for Dr. Henderson; 979,000 for Dr. Mario; 16,000 for Mr. Morton; 12,000 for Ms. O'Leary; 135,000 for Dr. Saks; 120,000 for Mr. Staple; 12,000 for Mr. Stein; 12,000 for Mr. Stern; 120,000 for Dr. Young; and 2,207,065 for all executive officers and directors as a group.

(2) Percentages are not shown if holdings total less than 1% of total outstanding shares.

(3) Information is as provided by the holder in its Schedule 13G/A filed with the SEC as of February 2, 2000. As to such shares, the holder has provided the following information: sole voting power--8,421,092 shares; shared voting power--59,847 shares; sole dispositive power--11,340,573 shares; and shared dispositive power--130,008 shares.

(4) Information is as provided by the holder in its Schedule 13G/A filed with the SEC as of February 25, 2000. As to such shares, the holder has provided the following information: sole voting power--5,863,302 shares; and shared dispositive power--5,902,802 shares. The Schedule 13G/A also includes UBS AG, which disclaims beneficial ownership of all the shares.

(5) Excludes 32,273 shares of restricted stock for Dr. Mario, 21,250 shares of restricted stock for Dr. Saks and 16,300 shares of restricted stock for each of Dr. Young, Mr. Cozadd and Mr. Staple. For a description of the material terms of the restricted stock, see footnote 2 to the "Summary Compensation Table" above.

                             CERTAIN TRANSACTIONS

   In September 1995, ALZA made a loan to Bruce C. Cozadd, its Executive Vice President and Chief Operating Officer, in the principal amount of $86,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.04% per annum and is payable in full in September 2000. On December 31, 1999, the outstanding principal and accrued interest on the loan totaled $110,698. Repayment of the loan is secured by a second deed of trust on Mr. Cozadd's residence.

   In July 1995, ALZA made a loan to Peter D. Staple, its Executive Vice President, Chief Administrative Officer and General Counsel, in the principal amount of $88,000, in connection with the purchase of his principal residence. The loan had an interest rate of 6.28% per annum and was payable in full in July 2000. Repayment of the loan was secured by a second deed of trust on Mr. Staple's residence. On December 31, 1999, the outstanding principal and accrued interest on the loan totaled $88,345. The loan was repaid in full on March 15, 2000. In addition, ALZA agreed to provide Mr. Staple with mortgage differential payments for five years beginning in 1995. The payment for 1999 was $12,042.

   Mr. Stern is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe, which provides legal services to ALZA.

                APPROVAL OF AN AUTOMATIC INCREASE IN THE NUMBER
                   OF SHARES RESERVED FOR ISSUANCE UNDER THE
                     ALZA CORPORATION AMENDED AND RESTATED
                         EMPLOYEE STOCK PURCHASE PLAN

Background

   The Amended and Restated Employee Stock Purchase Plan (the "Plan") was originally adopted by the Board on July 18, 1984 and approved by the stockholders in 1985, and was amended and restated and approved by the stockholders in 1995. The purpose of the Plan is to enhance relations with employees, to encourage and assist employees of ALZA to acquire stock in ALZA at a discount through payroll deductions and to help such employees provide for their future financial security.

   On each of the last four purchase dates under the Plan (January 31, 2000, July 30, 1999, January 29, 1999 and July 31, 1998), an average of 131,544 shares has been purchased by employees pursuant to the Plan. As of February 1, 2000, 715,243 shares remained available for purchase under the Plan. Based on historical numbers of shares purchased on each purchase date, ALZA expects that it currently has sufficient shares approved to cover anticipated purchases under the Plan at least through the year 2002. However, a new accounting rule adopted by the Financial Accounting Standards Board (Emerging Issues Task Force) in 1997 requires that to qualify for the favorable financial treatment of employee stock purchase plans, stockholder approval to issue specific shares under an employee stock purchase plan must be obtained prior to the enrollment date covering the offering period during which such shares will be issued. ALZA's Plan has a two-year offering period. The offering period that will begin on February 1, 2001 (prior to the date of next year's annual meeting of stockholders) will cover four purchases (one every six months), the last of which will be on January 31, 2003. Unless additional shares are approved for issuance under the Plan, it is possible that there will not be sufficient approved shares available for the scheduled purchase on January 31, 2003, after giving effect to the five scheduled purchases preceding that date.

Proposal

   Subject to stockholder approval, the Board has approved an amendment to the Plan to provide for an automatic annual increase in the number of shares reserved for issuance under the Plan, beginning with an increase in 2001. The amendment provides that, on the first business day of each of ALZA's fiscal years beginning in 2001 and ending with the first business day of fiscal 2009, the number of shares available for issuance under the Plan will automatically increase by an amount equal to the lowest of (i) 500,000 shares;

(ii) 0.5% of the total number of shares of ALZA's Common Stock outstanding on the last day of the prior fiscal year; or (iii) such lesser number of shares as is determined by the Board. The Board believes this amendment will help to avoid periodic requests for stockholder approval of additional shares under the Plan, and the unfavorable financial consequences of an inadvertent compensation charge if there were to be insufficient approved shares at the end of an offering period.

Description of the Purchase Plan

   The following is a general summary of the principal provisions of the Plan. This summary, however, does not purport to be a complete description of the Plan. Any stockholder who desires to review the text of the Plan may obtain a copy by writing to ALZA Corporation, Attention: Corporate and Investor Relations Department.

   All employees, including officers and directors who are employees, who are customarily employed at least 20 hours per week and five months or more each year by ALZA or any of its subsidiaries are eligible to participate in the Plan (or in the case of ALZA International, Inc., in the virtually identical Supplemental Employee Stock Purchase Plan) on the first enrollment date following commencement of employment, with automatic re-enrollment unless the employee notifies ALZA of his or her desire not to be re-enrolled. In addition, participating employees are automatically re-enrolled in the Plan for a new two-year enrollment period on any enrollment date on which the fair market value of ALZA Common Stock would result in the employee paying a lower purchase price than the purchase price he or she would have paid based on the employee's original enrollment date.

   Participants elect to make contributions by payroll deductions not exceeding 15% of "monthly gross pay" (excluding overtime, bonuses and incentive payments, but including contributions to deferred compensation plans). No participant may purchase stock under the Plan to the extent that the purchase would cause shares under that plan and all other "employee stock purchase plans" of ALZA to accrue at a rate which exceeds $25,000 worth of shares in any calendar year where the value of such shares is calculated based on the fair market value measured on the enrollment date. Any employee who would hold 5% or more of the total combined voting power or value of all classes of stock of ALZA immediately after shares are purchased under the Plan is prohibited from participating in the Plan.

   On July 31 and January 31 of each year (or if any such day is not a trading day, on the trading day immediately prior to such date), ALZA will apply the funds then in each participant's account to the purchase of shares of ALZA Common Stock. The purchase price is 85% of the lower of the fair market value of the shares on such date or on the enrollment date for the applicable enrollment period. (The market value of ALZA Common Stock based on the closing sales price as reported on the composite tape on March 1, 2000 was $38.50 per share.)

   The number of shares reserved under the Plan may be adjusted in the event of a stock split, stock dividend, recapitalization or other change in the capital stock of ALZA.

   The Plan is administered by a committee of ALZA employees selected by the Board. The Plan may be amended, altered or terminated by ALZA at any time in its sole discretion; provided that any amendment which would increase the number of shares reserved for purchase under the Plan, materially increase the benefits to participants or materially modify the requirements for participation requires stockholder approval. The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Plan will not change as a result of the proposed amendments and are not determinable, because all such amounts are based on the amount each employee, in his or her sole discretion, elects to contribute to the Plan. Non-employee directors are not entitled to participate in the Plan.

Federal Income Tax Consequences

   The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Participants will not have taxable income for federal income tax purposes either upon the grant of the right to purchase shares under the Plan or when the shares are purchased. If shares purchased under the Plan are held for more than two years from the enrollment date for the plan period in which they were purchased and for more than one year from the date on which they were purchased, any gain realized on a sale of such shares up to an amount equal to 15% of the fair market value of the shares on the applicable enrollment date is taxable as ordinary income. Any gain in addition to such amount is taxable as long-term capital gain. However, if the shares are sold within either the one-or two-year period described above, the participant will have taxable ordinary income to the extent that the fair market value of the shares on the date of purchase is greater than the purchase price. The difference, if any, between the sale price and the fair market value of the shares on the date of purchase will be long- or short-term capital gain or loss, depending on the length of time the shares have been held. To the extent a participant has taxable ordinary income on a disposition of the shares purchased under the Plan by failing to meet either of the holding period requirements, ALZA generally will be entitled to a deduction for federal income tax purposes.

Board Recommendation and Vote Required

   The Board believes that approval of the proposal to amend the Plan to provide for an automatic annual increase in the number of shares reserved for issuance under the Plan will allow ALZA to continue to provide to its employees opportunities to invest in ALZA and will provide greater flexibility to employees and management in a changing economic environment. Accordingly, the Board recommends that the stockholders vote "FOR" the amendment to the Plan. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                     RATIFICATION OF INDEPENDENT AUDITORS

   The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 2000. Ernst & Young LLP (and its predecessor partnership) has acted as ALZA's independent auditors since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

   ALZA's Annual Report to Stockholders for the year ended December 31, 1999, containing the audited consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

   ALZA will, in future proxy statements distributed by ALZA, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement distributed by ALZA relating to the annual meeting of stockholders to be held in the spring of 2001, that proposal must be received in writing by the Secretary of ALZA no later than December 15, 2000.

   Separate from the requirements described above concerning the notice required for a proposal to be included in the proxy statement distributed by ALZA, ALZA's Bylaws also provide for certain advance notice of nominations by stockholders for election of stockholder nominees as directors at an annual meeting, and proposals for the inclusion of other business at an annual meeting of stockholders, even if such nominations or proposals are not to be included in the ALZA proxy statement. In addition to meeting other requirements specified in the Bylaws, the required notice by the stockholder for the annual meeting in the year 2001 must be received in writing by the Secretary of ALZA no later than January 29, 2001; provided, however, that if the date of the annual meeting to be held in the year 2001 is advanced more than 30 days prior to, or delayed by more then 30 days after, the anniversary of the 2000 annual meeting, the stockholder's notice must be received no later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made.

                                 OTHER MATTERS

   The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          Secretary

Mountain View, California
April 14, 2000

                           PRINTED ON RECYCLED PAPER

 YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

2350-PS-00

                              ALZA CORPORATION
                            AMENDED AND RESTATED
                        EMPLOYEE STOCK PURCHASE PLAN

  1. PURPOSE. The ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") is designed to foster continued cordial employee relations, to encourage and assist employees of ALZA Corporation (the "Company") and its subsidiaries to acquire stock in the Company and to help them provide for their future financial security.

  2. SHARES SUBJECT TO PLAN

  (a) Number of Shares: The Company has reserved for purchase under the Plan a total of 2,050,000 shares of its Common Stock (the "Shares"). Shares sold under the Plan may be newly or previously issued shares, but all shares issued under the Plan, regardless of source, shall be counted against the 2,050,000 share limitation. If at any time the available Shares are oversubscribed, subscriptions shall be reduced proportionately to eliminate the oversubscription. Any funds credited to a member that cannot be applied to the purchase of Shares due to oversubscription shall be promptly refunded to the member.

  (b) Adjustments: In the event of any reorganization, recapitalization, stock split, reserve stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase. The Company may make any further adjustments it deems necessary to insure the qualification of the Plan under Section 423 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code").

  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by such officers and employees of the Company or other persons as the Board of Directors of the Company from time to time may select (the "Plan Committee"). All costs and expenses incurred in administering the Plan shall be paid by the Company, provided that any taxes applicable to a member's participation in the Plan may be charged to the member by the Company.

  The Plan Committee may make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Plan Committee in connection with the construction, interpretation, administration or application of the Plan or any right granted under the Plan shall be final, conclusive and binding upon all persons. No member of the Plan Committee shall be liable for any determination, decision or action made.

  4. ELIGIBILITY. Any employee who is customarily employed by the Company or a subsidiary for 20 hours per week or more and five months or more in any calendar year (except any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries immediately after Shares are purchased under the Plan) shall be eligible to become a member of and to participate in the Plan beginning on the first Enrollment Date following his or her employment with the Company or a subsidiary.

  For purposes of the Plan, "employee" shall mean any individual who performs services for the Company or a subsidiary pursuant to an employment relationship described in Treasury Regulations Section 31.3401(c)-1; and "subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, as of a given Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  5. PARTICIPATION

  (a) Enrollment: Any eligible employee may enroll or re-enroll in the Plan as of any February 1 or August 1 (or if either such date is not a trading date, as of the trading date immediately following such date) (each an "Enrollment Date") for a period of 24 months (an "Offering Period") commencing on the applicable Enrollment Date and ending on the fourth Purchase Date following the applicable Enrollment Date. In order to enroll, an eligible employee must deliver to the Company a completed and signed "Employee Stock Purchase Plan Subscription Agreement" indicating the employee's acceptance of the Plan and agreement to participate in the Plan. Forms must be received by the Company no later than an Enrollment Date and shall be effective as of such Enrollment Date. Participation in the Plan is entirely voluntary.

  (b) Re-Enrollment Upon Expiration of Offering Period: At the end of a member's then-current Offering Period, the member automatically shall be enrolled in the next succeeding Offering Period (a "Re-enrollment") unless, in a manner and at a time specified by the Company, but in no event later than the day before the first day of such succeeding Offering Period, the member notifies the Company in writing of the member's desire not to be so enrolled. Re-enrollment shall be at the same percentage of contributions as the member's prior participation unless the member by timely written notice changes the percentage of contribution. No member shall be automatically re-enrolled whose participation terminates by operation of Section 9 or who, during the preceding Offering Period, has reduced his or her percentage of contribution to 0% or has notified the Company in writing of the member's withdrawal from participation in the Plan.

  (c) Automatic Re-Enrollment on Lower Price Enrollment Date: In the event that the fair market value of the Company's Common Stock is lower on any Enrollment Date (the "Lower Price Enrollment Date") than it was on the Enrollment Date on which a participating member last enrolled in the Plan, such member shall be deemed to have re-enrolled in the Plan on such Lower Price Enrollment Date for the next succeeding Offering Period. A participant may elect not to re-enroll on a Lower Price Enrollment Date by filing a written statement declaring such election with the Company prior to such Lower Price Enrollment Date.

  6. MEMBER'S CONTRIBUTIONS. Each member shall make contributions by payroll deduction of any whole percentage up to 15% of the member's monthly gross pay, as designated by the member. "Monthly gross pay" shall include total salary and wages before any tax reduction plan decreases and shall exclude overtime pay, moving allowances, participation in clinical studies, bonus payments (including PACE awards), income arising from stock options, imputed income due to fringe benefits and similar items. Contributions shall not be made other than in accordance with this Section 6.

  At any time, a member may elect in writing to decrease the member's rate of contribution. An election to decrease the rate of contribution or to stop contributing totally will take effect on the soonest practicable payroll date following receipt by the Company of the written election. Any election by a member to decrease his or her payroll deductions to 0% shall be deemed to be an election to withdraw from the Plan effective immediately following the purchase of Shares on the next Purchase Date. Such member's participation in the Offering Period shall continue until the next Purchase Date; thereafter, the member may enroll on any subsequent Enrollment Date for a new Offering Period.

  A written election to increase the rate of contribution received by the Company from a member during the first eighteen months of the then current Offering Period will become effective on the soonest practicable payroll date following the Company's receipt of such election and will not constitute a new enrollment. An election to increase the rate of contribution received by the Company from a member during the last six months of the current Offering Period will become effective on the Enrollment Date immediately following the Company's receipt of such election and will constitute a new enrollment.

  Notwithstanding any other provision of the Plan, no member may receive a right to acquire Shares under the Plan (and all other employee stock purchase plans of the Company and its subsidiaries that are qualified or intended to be qualified under Section 423 or any successor provision of the Code) that accrues at a rate in excess of $25,000 of fair market value of such Shares for any calendar year (determined as of the Enrollment Date).

Employee contributions may be commingled with other Company funds free of any obligation of the Company to pay interest on such funds but shall be credited to each member as soon as practicable after each withholding.

  7. PURCHASE RIGHTS

  (a) Grant Of Purchase Rights. Enrollment by a member in the Plan on an Enrollment Date will constitute the grant by the Company to the Member of rights to purchase Shares under the Plan. Upon enrollment, unless otherwise determined by the Plan Committee, a member will become eligible for the grant of purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share determined at the grant date of such purchase right. Any member whose purchase rights expire and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted new purchase rights (equal in number to the number of expiring purchase rights) on the Enrollment Date immediately following the Purchase Date on which the Member's then current purchase rights expire. Any member who is deemed to have re-enrolled on a Lower Price Enrollment Date will be granted new purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share on the Lower Price Enrollment Date.

  (b) Terms and Conditions of Purchase Rights. Each purchase right granted under the Plan shall have the following terms:

    (i) whether or not Shares have been purchased thereunder, the purchase right will expire on the earliest to occur of (A) the completion of the purchase of Shares on the last Purchase Date occurring within 24 months of the Enrollment Date on which such purchase right was granted, or such shorter period as may be established by the Board of Directors from time to time prior to an Enrollment Date for all purchase rights to be granted on such Enrollment Date, or (B) the date on which participation of such member in the Plan terminates for any reason;

    (ii) payment for Shares purchased under the purchase rights will be made only through payroll deduction in accordance with Section 6;

    (iii) purchase of Shares upon exercise of the purchase rights will be accomplished only in installments in accordance with Section 8;

    (iv) the purchase price per Share under the purchase rights will be determined as provided in Section 8; and

    (v) the purchase rights will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Committee from time to time.

  8. ISSUANCE OF SHARES. On each January 31 and July 31 (or if either such date is not a trading date, on the last trading date immediately prior to such date) during an Offering Period (each a "Purchase Date"), so long as the Plan shall remain in effect, the Company shall apply the funds then credited to each member's account to the purchase of whole Shares. The cost or charge to each member's account shall be 85% of the fair market value of one share of ALZA Common Stock on the applicable Enrollment Date or on the Purchase Date, whichever is lower, as determined in good faith by the Plan Committee, multiplied by the number of Shares purchased.

  After the purchase of Shares on a Purchase Date, any funds credited to a member equaling less than the sum required to purchase a whole Share shall be held for purchases on the next succeeding Purchase Date. Upon the effective date of a member's written election to withdraw from participation in the Plan for the then-current Offering Period, any funds then credited to the member shall, for purposes of this Section 7, cease to be credited to such member and shall be refunded to the member. The Company shall, promptly after each Purchase Date so long as the Plan is in effect, issue to the member entitled thereto the Shares purchased by the member under the Plan. No member shall have rights as a stockholder of the Company until such Shares are issued.

9. TERMINATION OF MEMBERSHIP. A member's participation in the Plan shall terminate, and no Shares may thereafter be purchased by such member under the Plan, (a) when the member ceases to be employed by the Company and its subsidiaries for any reason whatsoever, (b) when the member dies, or (c) 90 days after the member ceases to receive any compensation from the Company and its subsidiaries unless, in the case of (c) above, (i) such cessation is due to a leave of absence in accordance with policies of the Company or approved by the person or persons appointed by the Company to administer the Plan and
(ii) the member's right to reemployment is guaranteed by statute or contract.

  10. WITHDRAWAL OF FUNDS. A member may withdraw all or part of the funds contributed by such member to the Plan at any time prior to the use of the funds for the purchase of Shares. A member may make only one withdrawal of funds per calendar quarter. The member may not, after any withdrawal, return any such funds to the Company and require the Company to apply the funds to the purchase of Shares.

  11. BENEFICIARY. Each member may designate in writing one or more beneficiaries and may, in such member's sole discretion, change such designation from time to time. Any such designation shall be effective only after receipt by the Company and shall be controlling over any disposition by will or otherwise.

  Upon the death of a member, amounts remaining credited to the member shall be paid in cash to the beneficiary or beneficiaries designated by the member or, in the absence of such designation, to the executor, administrator or other legal representative of the member's estate. Such payment shall relieve the Company of further liability under the Plan on account of the member. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the member gave contrary instructions in such designation.

  12. MODIFICATION, TERMINATION. The Company expects to continue the Plan until such time as all of the Shares reserved for purchase under the Plan have been purchased. However, the Company reserves the right to amend, alter or terminate this Plan at any time. No amendment shall be effective unless, within one year after it is adopted by the Company's Board of Directors, it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would:

  (i) increase the number of Shares reserved for purchase under the Plan;

  (ii) materially increase the benefits to participants; or

  (iii) materially modify the requirements for participation.

  The Board of Directors may elect to terminate any or all outstanding enrollments at any time. In the event the Plan is terminated, the Board may also elect either to terminate enrollments upon completion of the purchase of Shares on the next Purchase Date, or to permit enrollments to expire in accordance with their terms (and participation to continue through such expiration dates). If the enrollments are terminated prior to expiration, any funds contributed to the Plan that have not been used to purchase Shares shall be returned to the members as soon as administratively feasible.

  If at any time the Shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of Shares due to over-enrollment shall be refunded to members as soon as administratively feasible.

  13. ASSIGNABILITY OF RIGHTS; CREATION OF LIENS. No rights of any member under the Plan shall be assignable by the member, by operation of law or otherwise, and no person may create a lien on any funds, securities or any other property, except to the extent that there has been a designation of a beneficiary or beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if such beneficiary is not designated. Prior to the purchase of any Shares under the Plan, each member shall be required to sign a statement to the foregoing effect. A member's right to purchase Shares under the Plan shall be exercisable only during the member's lifetime and only by the member.

  14. PARTICIPATION IN OTHER PLANS. Except as provided in Section 6, nothing in the Plan shall affect an employee's right to participate in and receive benefits under the then-current provisions of any pension, insurance or other employee benefit plan or program of the Company or a subsidiary.

  15. REPORTS. The Company shall make available to members copies of all communications with holders of Common Stock, including annual and interim reports. In connection with the issuance of Shares under the Plan, the Company shall provide each member with a summary of such member's total contributions during the preceding Offering Period, and the number of Shares purchased, purchase price and the balance of funds, if any, in the member's account.

  16. EQUAL RIGHTS AND PRIVILEGES. All members shall have equal rights and privileges with respect to the Plan to the extent necessary to cause the Plan to qualify as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the regulations promulgated thereunder. This Section 16 shall take precedence over all other provisions of the Plan.

  17. APPLICABLE LAW. The interpretation, performance and enforcement of the Plan shall be governed by the laws of the State of California.

  18. EFFECTIVE DATE; TRANSITION PROVISIONS. The Plan amendments embodied in this Amended and Restated Employee Stock Purchase Plan are effective July 2, 1995, provided, however, that notwithstanding Sections 5(a) and 8, (a) no enrollment date will occur on August 1, 1995; (b) the two Offering Periods existing on the effective date of these amendments (i.e., the Offering Periods commencing July 1, 1994 and July 1, 1995) will each continue for 25 months (to July 31, 1996 and July 31, 1997, respectively) and (c) since no Purchase Date occurred in January of 1995 with respect only to the Offering Period commencing July 1, 1994 and ending on July 31, 1996, only three Purchase Dates (June 30, 1995, January 31, 1996 and July 31, 1996) will occur during such Offering Period.

  19. APPROVAL. The Plan was originally approved by the Company's Board of Directors on July 18, 1984 and by holders of the majority of the voting power of all outstanding shares of the Company on April 25, 1985. This Amended and Restated Plan was approved by the Company's Board of Directors on February 16, 1995 and by the Company's stockholders on May 11, 1995.

                               AMENDMENT NO. 1
                           TO THE ALZA CORPORATION
                            AMENDED AND RESTATED
                        EMPLOYEE STOCK PURCHASE PLAN

  THIS AMENDMENT NO. 1 to the ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") hereby amends the Plan as follows:

  1. Paragraph 2(b) is hereby deleted in its entirety and replaced with the following:

    (b) Adjustments: In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase.

  2. Section 5(a) of the Plan is amended to include at the end thereof the following:

    In the event that the Company fails to offer enrollment in the Plan to every person who is entitled to participate therein, such action (or inaction) shall not affect the enrollment, or eligibility to enroll or re-enroll, of any other eligible employee.

  3. All other provisions of the Plan shall remain in full force and effect, without modification.

  To record the adoption of this Amendment No. 1, the Company has caused this instrument to be executed by a duly authorized officer as of the 23rd day of December, 1996.

                                          ALZA Corporation

                                          /s/ Ernest Mario
                                          -------------------------------------
                                          Ernest Mario
                                          Chief Executive Officer

                               AMENDMENT NO. 2
                           TO THE ALZA CORPORATION
                            AMENDED AND RESTATED
                        EMPLOYEE STOCK PURCHASE PLAN

  THIS AMENDMENT NO. 2 to the ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") hereby amends the Plan as follows:

  1. Paragraph 4 is hereby amended by adding the following at the end thereof:

  "Notwithstanding the foregoing, employees of the Company's subsidiary ALZA International, Inc. are not eligible to participate in the Plan."

  2. All other provisions of the Plan shall remain in full force and effect, without modification.

  To record the adoption of this Amendment No. 2, the Company has caused this instrument to be executed by a duly authorized officer as of the 18th day of December, 1997.

                                          ALZA Corporation

                                          /s/ Ernest Mario
                                          -------------------------------------
                                          Ernest Mario
                                          Chief Executive Officer

                          PROPOSED AMENDMENT NO. 3
                           TO THE ALZA CORPORATION
                            AMENDED AND RESTATED
                        EMPLOYEE STOCK PURCHASE PLAN

     THIS AMENDMENT NO. 3 to the ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") hereby amends the Plan as follows:

     1. Paragraph 2(a) is hereby deleted in its entirety and replaced with the following:

     (a)  Number of Shares.  To date, the Company has reserved for purchase
          -----------------
under the Plan a total of 3,000,000 shares of the Company's Common Stock (the "Shares"). Subject to adjustment as provided in Section 2(b), the maximum number of Shares that shall be made available for sale under the Plan shall be 3,000,000 Shares, plus an annual increase on the first business day of each of the Company's fiscal years beginning in 2001 and ending in 2009, equal to the lowest of (i) 500,000 Shares, (ii) one-half of one percent (0.5%) of the total number of Shares outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of Shares as is determined by the Board. Shares sold under the Plan may be new or previously issued shares, but all shares issued under the Plan, regardless of source, shall be counted against the maximum share limitation. If the Board determines that, on a given Purchase Date (as defined below), the number of Shares to be purchased may exceed (1) the number of Shares that were available for sale under the Plan on the Enrollment Date (as defined below) of the applicable Offering Period (as defined below), or
(2) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all members who elected to purchase Shares on such Purchase Date, and continue the Plan as then in effect, or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all members who elected to purchase Shares on such Purchase Date, and terminate the Plan pursuant to Section 12 below. The Company may make a pro rata allocation of the Shares available for purchase on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company's stockholders subsequent to such Enrollment Date. Any funds credited to a member that can not be applied to the purchase of Shares due to the foregoing shall be promptly refunded to the member.

     2. All other provisions of the Plan shall remain in full force and effect, without modification.

To record the adoption of this Amendment No. 3, the Company has caused this instrument to be executed by a duly authorized officer as of the 8th day of February, 2000.



                                        ALZA Corporation


                                        __________________________________
                                        Ernest Mario
                                        Chief Executive Officer

                                     PROXY

                               ALZA CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) DR. ERNEST MARIO, PETER D. STAPLE and BRUCE C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of ALZA CORPORATION to be held on May 18, 2000 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.


---------------                                                 ----------------
  SEE REVERSE                                                      SEE REVERSE
    SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
---------------                                                 ----------------

     Please mark
[X]  votes as in
     this example.

    THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

                                                                                                              FOR   AGAINST  ABSTAIN

    1. To elect as Class I Directors:                                     2. To approve an automatic annual  [_]      [_]      [_]
       Nominees:  (01) Dr. William R. Brody and (02) Julian N. Stern         increase in the number of
                                                                             shares reserved for issuance
                                                                             under ALZA's Amended and
           FOR                          WITHHELD                             Restated Employee Stock
           ALL   [_]             [_]    FROM ALL                             Purchase Plan.
        NOMINEES                        NOMINEES                                                              FOR   AGAINST  ABSTAIN
                                                                          3. To ratify the appointment of
                                                                             Ernst & Young LLP as ALZA's     [_]      [_]      [_]
   [_]                                                                       independent auditors for
         ------------------------------                                      fiscal 2000.
          For all nominees except as noted above

                                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [_]


                                                                           Please date and sign exactly as name(s) appear(s) hereon.
                                                                           If shares are held jointly, each holder should sign.
                                                                           Please give full title and capacity in which signing if
                                                                           not signing as an individual stockholder.


Signature:_____________________________ Date: _____________ Signature: _________________________  Date: ____________